Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) by and among Noranda Aluminum Holding Corporation (“Parent”), Noranda Aluminum, Inc. (the “Company”), and Alan K. Brown (the “Consultant”) is dated as of the 15th day of November, 2010.

WHEREAS, the Consultant has faithfully served the Company and its affiliates for many years, including as Vice President of Human Resources for the Company, and has considerable knowledge and experience with respect to the Company’s functions and operations; and

WHEREAS, the Consultant and the Company have agreed that the Consultant will retire from active service with the Company and its affiliates as of March 31, 2011 (the “Retirement Date”); and

WHEREAS, the Company and Parent have determined that it is in their best interests for the Consultant to provide his continued services and expertise to the Company and Parent following the Retirement Date and to ensure that the Consultant cannot perform services for a competitor of the Company, Parent and their respective affiliates, all on the terms and conditions set forth below;

NOW, THEREFORE, it is hereby agreed as follows:

1. Retirement from Employment; Severance Payments. The Consultant and the Company have agreed to the terms of Consultant’s retirement and separation from the Company, including any and all severance or other payments to be made to Consultant in connection therewith, and have set forth these terms in a Separation of Employment Agreement and General Release dated November 15, 2010.

2. Consulting Services.

(a) From the Retirement Date through March 31, 2013, or such earlier date as may be provided pursuant to Section 2(c) or (d) below (the “Consulting Term”), in consideration for the compensation provided for below, the Consultant shall make himself available to Parent and the Company, at mutually convenient times and places, for such consulting services as may be requested by them. The Consultant expressly agrees to render up to ten (10) hours of such services per calendar month during the Consulting Term, if so requested by Parent and the Company.

(b) During the Consulting Term, the Company shall pay the Consultant a fee of two thousand dollars ($2,000.00) per month, payable monthly in advance (the “Fee”). Further, the Consultant shall be entitled to reimbursement for all reasonable and necessary expenses incurred by him in the performance of services hereunder, in accordance with the policies of Parent, the Company or their respective affiliates.

(c) During the Consulting Term, any stock options previously granted to the Consultant under the Parent’s Amended and Restated 2007 Long-Term Incentive Plan (the “LTIP”) shall continue to vest in accordance with the terms of the LTIP and any applicable option award agreements and any post-termination exercise period applicable to any such options shall not commence until the termination of the Consulting Term (provided that such options shall in no event be exercisable beyond their original scheduled term).

(d) If the Consulting Term terminates for any reason, the Consultant shall not be required to render any further services and shall not be entitled to, nor shall the Company or Parent have any obligation to pay, any further portion of the Fee.

(e) The Consultant’s status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind Parent or the Company in any respect. Except as provided above, the Consultant shall not be eligible for any additional compensation or benefits from Parent or the Company. Any payments made to the Consultant hereunder shall not be taken into account in computing the Consultant’s salary or compensation for the purposes of determining any benefits or compensation under (a) any pension, retirement, life insurance or other benefit plan of the Company, Parent or any of their respective affiliates or (b) any agreement between the Company, Parent or any of their respective affiliates and the Consultant.

(f) All payments and other consideration made or provided to the Consultant under this Agreement shall be made or provided without withholding or deduction of any kind, and the Consultant shall assume sole responsibility for discharging all tax or other obligations associated therewith.

3. Confidentiality. The Consultant shall hold in a fiduciary capacity for the benefit of Parent, the Company, and their respective affiliates (collectively, the “Affiliated Entities” and each such entity, including the Company and Parent, an “Affiliated Entity”) all secret or confidential information, knowledge or data relating to any of the Affiliated Entities, and their respective businesses, which he obtained during his employment by the Affiliated Entities, and all such information, knowledge or data relating to the Affiliated Entities, and their respective businesses, which he obtains during his service as a consultant hereunder, and which shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). After termination of the Consulting Term, the Consultant shall not, without the prior written consent of Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Parent and those designated by it.

4. Nonsolicitation; Non-Competition; Full Force and Effect. Notwithstanding anything herein or in the Securityholders Agreement to the contrary, the Consultant acknowledges and agrees that (i) his obligations and the Company’s, Parent’s and their respective affiliates’ rights under Section 9 of the Securityholders Agreement shall remain in full force and effect, (ii) for the avoidance of doubt, and notwithstanding anything to the contrary in, and in no way in limitation of, such Section 9, such obligations and rights shall extend to, and prohibit, the Consultant’s engagement, without the prior written consent of the Company, directly or indirectly, as an employee, consultant, director or service provider with any entity (or any affiliate of such entity regardless of whether such affiliate is engaged) that is engaged or could reasonably become engaged in the procurement, sale, production or brokering of aluminum metal and its key raw material inputs including, without limitation, bauxite, alumina, primary aluminum and related products, and rolled aluminum products and (iii) for purposes of such Section 9, the “Restricted Period” shall mean the period commencing on the Retirement Date and ending on the third anniversary thereof. Section 9 of the Securityholders Agreement (as modified by the immediately preceding sentence) is hereby incorporated into this Section 4 of this Agreement.

5. Injunctive Relief. The Consultant acknowledges that the time, scope, geographic area and other provisions of Sections 3 and 4 of this Agreement (including, by incorporation, Section 9 of the Securityholders Agreement, as modified by Section 4 of this Agreement) (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Consultant acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Affiliated Entities, (iii) impose no undue hardship on the Consultant, and (iv) are not injurious to the public. The Consultant further acknowledges and agrees that the Consultant’s breach of the provisions of the Covenants will cause Parent and the Company irreparable harm, which cannot be adequately compensated by money damages, and that if Parent or the Company elects to prevent the Consultant from breaching such provisions by obtaining an injunction against the Consultant, there is a reasonable probability of Parent or the Company’s eventual success on the merits. The Consultant consents and agrees that if the Consultant commits any such breach or threatens to commit any breach, Parent and/or the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to Parent and the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

6. Successors. This Agreement is personal to the Consultant and without the prior written consent of Parent shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. Parent and the Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of their respective businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or the Company (as applicable) would be required to perform it if no such succession had taken place. As used in this Agreement, “Parent” and the “Company” shall mean Parent and the Company, respectively, as hereinbefore defined and any successor to their respective businesses and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

To the most recent address on file with the Company

If to Parent:

Noranda Aluminum Holding Corporation

801 Crescent Centre Drive

Suite 600

Franklin, TN 37067

Attention: Vice President & General Counsel

If to the Company:

Noranda Aluminum Inc.

801 Crescent Centre Drive

Suite 600

Franklin, TN 37067

Attention: Vice President & General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement.

(d) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant’s hand and, pursuant to the authorization from their respective Boards of Directors, Parent and the Company have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ALAN K. BROWN

/s/ Alan K. Brown

NORANDA ALUMINUM HOLDING CORPORATION

By	/s/ Gail E. Lehman

NORANDA ALUMINUM, INC.

By	/s/ Gail E. Lehman